AEP Reports Strong First-Quarter 2014 Earnings; Increases 2014 Earnings Guidance

- First-quarter GAAP and operating earnings $1.15 per share

- Company increasing 2014 earnings guidance to $3.35 to $3.55 per share, from $3.20 to $3.40 per share

- AEP increasing transmission capital investment by $200 million

COLUMBUS, Ohio, April 25, 2014 /PRNewswire/ --

AMERICAN ELECTRIC POWER Preliminary, unaudited results
	First quarter ended March 31
	2014	2013	Variance
Revenue ($ in billions)	4.6	3.8	0.8
Earnings ($ in millions):
GAAP	560	363	197
Operating	560	387	173
EPS ($):
GAAP	1.15	0.75	0.40
Operating	1.15	0.80	0.35
EPS based on 488mm shares Q1 2014, 486mm in Q1 2013

American Electric Power (NYSE: AEP) today reported first-quarter 2014 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $560 million or $1.15 per share, compared with $363 million or $0.75 per share in 2013, an increase of 54 percent. Operating earnings for first-quarter 2014 were the same as GAAP earnings, compared with first-quarter 2013 operating earnings (excluding special items) of $387 million or $0.80 per share.

A full reconciliation of GAAP earnings with operating earnings for the quarter is included in tables at the end of this news release.

"Solid regulated business results and strong performance from our competitive energy businesses, bolstered by favorable weather and high power prices, resulted in a very positive first-quarter 2014 performance. We experienced the coldest temperatures in 35 years during the first quarter, which led to strong residential and commercial demand for the period. Even when this demand is adjusted for weather, we saw improvement across residential and commercial customer classes for the second consecutive quarter. Our generating units performed well during periods of higher wholesale power prices, and our regulated customers benefited from $74 million in off-system sales credits during the quarter. Additionally, Ohio retail customers receiving generation service from Ohio Power during the transition to competition avoided $132 million in costs this quarter, compared to what they would have paid in the day-ahead market," said Nicholas K. Akins, AEP chairman, president and chief executive officer.

"Our strong performance reflects the continued execution of the earnings growth strategy we began in 2013. We've successfully worked with regulators to focus on strategic investments in infrastructure and system improvements to benefit our customers. We also continue to deliver earnings growth each quarter from our transmission business as we realize returns from the investments we've been making to enhance the grid for the future. Increased cash flows from our operations give us the confidence to increase our 2014 capital funding for transmission projects by $200 million to $1.7 billion, with $140 million of the increase allocated to Transmission Holding Co. and $60 million allocated to the utility operating companies," Akins said.

"Our competitive Generation and Marketing business performed incredibly well during the extreme weather and helped meet record demand in the PJM Interconnection. The commitment of our AEP Generation Resources employees to efficiently and effectively operate our generation assets allowed us to capture the opportunities provided by the weather in the first quarter.

"Based on our solid first-quarter performance, we are increasing our 2014 earnings guidance range. We're also moving ahead with our plan to shift between $60 million and $70 million in expenses forward into this year from 2015 and 2016 and are continuing our focus on process improvements and cost discipline," Akins said.

EARNINGS GUIDANCE

Management is increasing 2014 operating earnings guidance to $3.35 to $3.55 per share, from $3.20 to $3.40 per share, while reaffirming 2015 and 2016 earnings guidance. AEP's operating earnings guidance range is estimated at $3.30 to $3.60 per share for 2015 and at $3.45 to $3.85 per share for 2016. In providing operating earnings guidance, there could be differences between operating earnings and GAAP earnings for matters such as, but not limited to, impairments or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

SUMMARY OF RESULTS BY SEGMENT $ in millions
GAAP Earnings	1Q 14	1Q 13	Variance
Vertically Integrated Utilities (a)	278	180	98
Transmission & Distribution Utilities (b)	97	87	10
AEP Transmission Holdco (c)	24	13	11
Generation & Marketing (d)	163	85	78
AEP River Operations (e)	3	(2)	5
All Other	(5)	0	(5)
Total GAAP Earnings	560	363	197

Operating Earnings	1Q 14	1Q 13	Variance
Vertically Integrated Utilities	278	202	76
Transmission & Distribution Utilities	97	86	11
AEP Transmission Holdco	24	13	11
Generation & Marketing	163	89	74
AEP River Operations	3	(2)	5
All Other	(5)	(1)	(4)
Total Operating Earnings	560	387	173
A full reconciliation of GAAP earnings with operating earnings is included in tables at the end of this news release

(a)  Includes AEP Generating Company, Appalachian Power Company, Indiana Michigan Power Company, Kentucky Power Company, Kingsport Power Company, Public Service Company of Oklahoma, Southwestern Electric Power Company, and Wheeling Power Company.

(b) Includes Ohio Power Company, AEP Texas Central Company and AEP Texas North Company.
(c) Includes wholly-owned transmission only subsidiaries and transmission only joint ventures.
(d) Includes nonregulated generation in ERCOT and PJM as well as marketing, risk management and retail activities in ERCOT, PJM, and MISO.
(e) Includes commercial barging operations.

Operating earnings from Vertically Integrated Utilities for first-quarter 2014 increased $76 million compared with the same period in 2013. This reflects the impact of rate changes due to customer-focused investments, improved off-system sales margins, and colder weather in 2014 compared with the same period in 2013.

Operating earnings from Transmission & Distribution Utilities for first-quarter 2014 increased $11 million compared with the same period in 2013, also due to the impact of favorable rate changes and lower temperatures in 2014 compared with 2013.

Operating earnings from AEP Transmission Holdco for first-quarter 2014 increased $11 million compared with the same period in 2013, primarily due to increased transmission investment. Net plant for this segment nearly doubled in the last year from $920 million at the end of first-quarter 2013 to $1.83 billion at the end of first-quarter 2014.

Operating earnings from Generation & Marketing for first-quarter 2014 increased $74 million compared with the same period in 2013, primarily as the result of strong fleet performance and favorable power prices.

Operating earnings from AEP River Operations for first-quarter 2014 increased $5 million compared with the same period in 2013 because of improvements in river conditions, as well as improvements in grain export demand.

OPERATING MARGIN FROM VERTICALLY INTEGRATED UTILITIES $ in millions
	1Q 14	1Q 13	Variance
Retail and FERC Margins	1,276	1,185	91
Off-System Sales	101	16	85
Transmission Revenue	68	58	10
Other Operating Revenue	47	55	(8)
Vertically Integrated Utilities Operating Margin	1,492	1,314	178

Margin represents total revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances and purchased power.

Retail and FERC Margins – Retail and FERC margins for first-quarter 2014 were $91 million higher than in the same period in 2013. Retail margins benefited from the continuing impact of favorable rate decisions and lower temperatures.

Off-System Sales – Margins from Off-System Sales increased $85 million in first-quarter 2014 compared with first-quarter 2013, primarily due to strong generation performance and higher market prices.

Transmission Revenue – Transmission Revenue was $10 million higher in first-quarter 2014 compared with the same period in 2013, primarily because of increased investment in the PJM and SPP regions.

OPERATING MARGIN FROM TRANSMISSION & DISTRIBUTION UTILITIES $ in millions
	1Q 14	1Q 13	Variance
Retail and FERC Margins	577	504	73
Off-System Sales	12	12	0
Transmission Revenue	93	79	14
Other Operating Revenue	99	90	9
Transmission & Distribution Utilities Operating Margin	781	685	96

Margin represents total revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, amortization of generation deferrals and purchased power.

Retail and FERC Margins – Retail and FERC margins for first-quarter 2014 were $73 million higher than in the same period in 2013. Retail margins benefited from the continuing impact of favorable rate decisions and lower temperatures.

Transmission Revenue – Transmission Revenue was $14 million higher in first-quarter 2014 compared with the same period in 2013, primarily due to increased transmission revenues from Ohio customers who switched to alternative competitive retail energy suppliers and rate increases.

OPERATING MARGIN FROM GENERATION & MARKETING $ in millions
	1Q 14	1Q 13	Variance
Generation & Marketing Operating Margin	446	352	94

Margin represents total revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances and purchased power.

Generation & Marketing – Generation & Marketing margins increased $94 million in the first quarter of 2014 compared with the same period in the prior year as a result of strong fleet performance and favorable power prices.

SELECT OTHER OPERATING EXPENSES

The following expense categories within the Vertically Integrated Utilities segment had significant fluctuations in first-quarter 2014 compared with first-quarter 2013 (dollars in millions):

	1Q 14	1Q 13	Variance
Operations and Maintenance Expense	576	545	31
Depreciation and Amortization	263	234	29

Operations and Maintenance expenses in first-quarter 2014 were $31 million higher than in the same period in 2013, primarily due to a favorable agreement reached to settle an insurance claim in the first quarter of 2013.

Depreciation and Amortization expenses for first-quarter 2014 increased by $29 million compared with the same period in 2013, primarily because of increases in depreciable base.

The following expense categories within the Transmission & Distribution Utilities segment had significant fluctuations in first-quarter 2014 compared with first-quarter 2013 (dollars in millions):

	1Q 14	1Q 13	Variance
Operations and Maintenance Expense	293	245	48
Depreciation and Amortization	161	133	28
Taxes Other Than Income Taxes	119	104	15

Operations and Maintenance expenses in first-quarter 2014 were $48 million higher than in the same period in 2013, primarily because of increases in PJM and ERCOT transmission expenses recovered dollar-for-dollar in rate recovery riders/trackers, employee expenses, and storm-related expenses in Ohio.

Depreciation and Amortization expenses for first-quarter 2014 increased by $28 million compared with the same period in 2013, primarily due to increases in amortization related to Ohio and Texas securitizations.

Taxes Other Than Income Taxes increased in first-quarter 2014 by $15 million compared with the same period in 2013, primarily as a result of increased property taxes.

WEBCAST

American Electric Power's quarterly conference call with financial analysts and investors will be broadcast live over the Internet at 9 a.m. EDT today at http://www.aep.com/webcasts. The webcast will include audio of the conference call and visuals of charts and graphics referred to by AEP management during the call. The charts and graphics will be available for download at http://www.aep.com/webcasts.

The call will be archived on http://www.aep.com/webcasts for those unable to listen during the live webcast. Archived calls also are available as podcasts.

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American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5.3 million customers in 11 states. AEP ranks among the nation's largest generators of electricity, owning nearly 38,000 megawatts of generating capacity in the U.S. AEP also owns the nation's largest electricity transmission system, a more than 40,000-mile network that includes more 765-kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP's transmission system directly or indirectly serves about 10 percent of the electricity demand in the Eastern Interconnection, the interconnected transmission system that covers 38 eastern and central U.S. states and eastern Canada, and approximately 11 percent of the electricity demand in ERCOT, the transmission system that covers much of Texas. AEP's utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). AEP's headquarters are in Columbus, Ohio.

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AEP's earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company's earnings as reported to the Securities and Exchange Commission. The company's operating earnings, or GAAP earnings adjusted for certain items as described in the news release and charts, provide another representation of the company's performance. AEP uses operating earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company also uses operating earnings data internally to measure performance against budget and to report to AEP's board of directors.

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This report made by American Electric Power and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: the economic climate, growth or contraction within and changes in market demand and demographic patterns in AEP's service territory; inflationary or deflationary interest rate trends; volatility in the financial markets, particularly developments affecting the availability of capital on reasonable terms and developments impairing AEP's ability to finance new capital projects and refinance existing debt at attractive rates; the availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material; electric load, customer growth and the impact of retail competition, particularly in Ohio; weather conditions, including storms and drought conditions, and AEP's ability to recover significant storm restoration costs through applicable rate mechanisms; available sources and costs of, and transportation for, fuels and the creditworthiness and performance of fuel suppliers and transporters; availability of necessary generating capacity and the performance of AEP's generating plants; AEP's ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; AEP's ability to build or acquire generating capacity and transmission lines and facilities (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs (including the costs of projects that are cancelled) through applicable rate cases or competitive rates; new legislation, litigation and government regulation, including oversight of nuclear generation, energy commodity trading and new or heightened requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances, or additional regulation of fly ash and similar combustion products that could impact the continued operation, cost recovery and/or profitability of AEP's generation plants and related assets; evolving public perception of the risks associated with fuels used before, during and after the generation of electricity, including nuclear fuel; a reduction in the federal statutory tax rate that could result in an accelerated return of deferred federal income taxes to customers; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions, including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance; resolution of litigation; AEP's ability to constrain operation and maintenance costs; AEP's ability to develop and execute a strategy based on a view regarding prices of electricity, and other energy-related commodities; prices and demand for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation; AEP's ability to recover through rates or market prices any remaining unrecovered investment in generating units that may be retired before the end of their previously projected useful lives; volatility and changes in markets for capacity and electricity, coal, and other energy-related commodities, particularly changes in the price of natural gas; changes in utility regulation and the allocation of costs within regional transmission organizations, including PJM and SPP; the transition to market generation in Ohio, including the implementation of ESPs; AEP's ability to successfully and profitably manage our Ohio generation assets in a startup, nonregulated merchant business; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; actions of rating agencies, including changes in the ratings of AEP debt; the impact of volatility in the capital markets on the value of the investments held by AEP's pension, other postretirement benefit plans, captive insurance entity and nuclear decommissioning trust and the impact on future funding requirements; accounting pronouncements periodically issued by accounting standard-setting bodies; and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes, cyber security threats and other catastrophic events.

American Electric Power

Financial Results for Year-to-Date 2014
Reconciliation of GAAP to Operating Earnings

		2014
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation and Marketing	AEP River Operations	Parent & All Other	Total	EPS
		($ millions)

GAAP Earnings		278	97	24	163	3	(5)	560	$ 1.15

Special Items
Mark-to-Market Impact of Economic Hedging Activities	a	-	-	-	-	-	-	-	-

Total Special Items		-	-	-	-	-	-	-	$ -

Operating Earnings		278	97	24	163	3	(5)	560	$ 1.15

Financial Results for Year-to-Date 2013
Reconciliation of GAAP to Operating Earnings

		2013
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation and Marketing	AEP River Operations	Parent & All Other	Total	EPS
		($ millions)

GAAP Earnings		180	87	13	85	(2)	-	363	$ 0.75

Special Items
Restructuring Program	b	3	(1)	-	4	-	(1)	5	0.01
Reversal of Storm Deferral - Virginia	b	19	-	-	-	-	-	19	0.04

Total Special Items		22	(1)	-	4	-	(1)	24	$ 0.05

Operating Earnings		202	86	13	89	(2)	(1)	387	$ 0.80

a	Reflected in Revenues, and Income Tax Expense
b	Reflected in Maintenance and Other Operation, and Income Tax Expense

American Electric Power
Summary of Selected Sales Data
Regulated Connected Load
(Data based on preliminary, unaudited results)

	Three Months Ending March 31,
ENERGY & DELIVERY SUMMARY	2014	2013		Change

Vertically Integrated Utilities
Retail Electric (in millions of kWh):
Residential	10,905	9,789		11.4%
Commercial	6,115	5,845		4.6%
Industrial	8,332	8,261		0.9%
Miscellaneous	555	549		1.1%
Total Retail	25,907	24,444		6.0%

Wholesale Electric (in millions of kWh): (a)	10,184	N.M.	(c)

Transmission & Distribution Utilities
Retail Electric (in millions of kWh):
Residential	7,527	6,466		16.4%
Commercial	5,902	5,706		3.4%
Industrial	5,143	5,500		(6.5%)
Miscellaneous	171	160		6.9%
Total Retail (b)	18,743	17,832		5.1%

Wholesale Electric (in millions of kWh): (a)	700	N.M.	(c)

(a) Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and
Other Wholesale Customers.

(b) Represents energy delivered to distribution customers.

(c) 2014 is not comparable to 2013 due to the 2013 asset transfers related to corporate separation on Dec. 31, 2013 and the termination of the pool agreement effective Jan. 1, 2014.

CONTACT: MEDIA CONTACT: Melissa McHenry, Director, External Communications, 614/716-1120, or ANALYSTS CONTACT: Bette Jo Rozsa, Managing Director, Investor Relations, 614/716-2840